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                                                                 Exhibit 10.7

                                    AGREEMENT





           The following Agreement is hereby concluded by and between





                             BLAXXUN INTERACTIVE AG
                            Eisenheimer Strasse 61-63
                                  80687 Munich


               - hereinafter called "blaxxun" or "manufacturer" -





                                       and





                               INFOMATEC MEDIA AG
                                Steinerne Furt 76
                                 86167 Augsburg


           - hereinafter called "Infomatec Media AG" or VAR Partner -
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1.       PRELIMINARY REMARKS

blaxxun has special software products and developers with particular experience in the area of 3D worlds. Infomatec Media AG is currently preparing projects in which software and development services, such as are available at blaxxun, are needed to a large extent.


2.       ACCEPTANCE OF DEVELOPMENT SERVICES

Infomatec Media AG hereby undertakes to accept development services in the amount of 500 man-days at $1000 each by 12/31/2000.

In this way, development services in the area of 3D worlds and adaptations of blaxxun software to the planned projects of Infomatec Media AG are to be provided.


3.       USE OF THE BLAXXUN SOFTWARE

(1)Infomatec Media AG needs special client software for the realization of the projects currently being prepared by it. In the view of Infomatec Media AG, blaxxun has a suitable product (blaxxun Community Platform plus Development
   Kit).

(2)Infomatec Media AG hereby undertakes in a binding manner to use the software of blaxxun in the realization of the current project at [**](1) (preparation of an on-line trading system with Virtual Community), and to acquire the necessary licenses from blaxxun for this purpose.

(3)Infomatec Media AG hereby further undertakes to accept blaxxun licenses for all other projects in which Virtual Communities are prepared and the software of blaxxun can be used according to the particular project specifications.

(4) For currently ongoing and future projects, licenses shall be accepted from blaxxun for the following amounts:

         licenses valued at $ 0.5 million by July 31, 2000, additional licenses valued at $ 1.5 million by July 31, 2001, additional licenses valued at $ 3 million by July 31, 2002.

In the event that use of the blaxxun software in the projects of Infomatec Media AG is not possible according to performance certificates or project specifications, the acceptance quantities according to paragraph 4 of this Agreement may be adjusted accordingly.

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(1)   [**]    Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.
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4.       BUYBACK OPTION

(1)Infomatec Media AG has acquired a share in blaxxun interactive, with registered office in San Francisco (USA), through a separate agreement (Stock Purchase Agreement dated February 25, 2000).

(2)It is hereby agreed by and between blaxxun interactive, Inc. and Infomatec Media AG that blaxxun interactive, Inc. shall be entitled to buy back its shares from Infomatec Media AG under the following conditions:

- If Infomatec Media AG does not accept licenses valued at $ 0.5 million by July 31, 2000 in accordance with No. 3 paragraph 4 of this Agreement, then blaxxun interactive, Inc. shall have the right to buy back 10% of the shares at a price of $ 11.80 per share. This right shall expire at the end of the day on August 30, 2000.
-        If Infomatec Media AG does not accept additional licenses valued at $
         1.5 million by July 31, 2001 in accordance with No. 3 paragraph 4 of this Agreement, then blaxxun interactive, Inc. shall have the right to buy back 30% of the shares at a price of $ 11.80 per share. This right shall expire at the end of the day on August 30, 2001.
- If Infomatec Media AG does not accept additional licenses valued at $ 3 million by July 31, 2002 in accordance with No. 3 paragraph 4 of this Agreement, then blaxxun interactive, Inc. shall have the right to buy back 60% of the shares at a price of $ 11.80 per share. This right shall expire at the end of the day on August 30, 2002.

The amount which blaxxun interactive, Inc. must pay to Infomatec Media AG in the event of exercise of a buyback right shall be increased by an amount of 5% per year starting on February 25, 2000, as well as by the costs demonstrated by Infomatec Media AG for acquisition of the shares in blaxxun interactive, Inc.


5.       VAR AGREEMENT

For the acquisition of licenses, the conclusion of a separate VAR Agreement is hereby stipulated. In it, in particular the details of the strategic partnership pursued, the details of the transfer of rights, and the details of the collaboration in the area of sales shall be regulated.


6.       PERPETUATION OF SOFTWARE ON LINUX

Because of the strategic partnership with Infomatec Media AG to support its Linux-based technology, blaxxun will aim for a platform-crossing (and thus also a Linux) client solution and will make it the subject matter of the next major product release. blaxxun assumes that a release date within a period of [**](2) from the date of conclusion of this Agreement can be expected.

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(2) [**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.
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blaxxun sees this as a chance to expand its license business to the Linux worlds and so it will not charge anything separately for this development expense. Infomatec Media AG shall be given an opportunity to propose specific requirements and to collaborate closely in the product test phase.


7.       CONFIDENTIALITY

(1)The parties are hereby obligated to keep strictly secret all information which they receive in connection with performance of the intended collaboration and which is of a technical, financial or otherwise commercial nature, as well as which relate to the composition, manufacture, application, marketing, product service, raw material purchasing sources, product customers or other details of the business operation of the parties (hereinafter "information") and not to pass it on to third parties. In addition, the parties are prohibited from using the information for purposes other than those expressly mentioned in this Agreement. The confidentiality agreement contained in this paragraph is not applicable to information which the parties have obtained from third parties in a legally permissible manner or which is public knowledge. The passing on of information to persons legally bound to maintain confidentiality (banks, accountants, etc.) is not detrimental.

(2)The parties shall see to it that their employees, representatives, or other persons who have access to the information are subject to the same confidentiality obligations as are set forth in the foregoing paragraph (1).

(3)Each party which violates one or more of the obligations mentioned in the aforementioned paragraphs (1) and (2) shall be obligated to pay to the party damaged by the corresponding violation of duty for each individual case an amount of EUR 50,000.00 as a minimum damage compensation. The right of the affected party to demand compensation for further damage suffered due to the violation of duty shall remain unaffected.

(4)Both parties are aware that, according to Section 12 and following of the Securities Act, the status of a primary insider may be applicable and the aforementioned law must be observed.


8.       NOTIFICATIONS

(1)Notifications which may or which must occur according to this Memorandum of Understanding shall be sent to the addresses mentioned on the title page of this Memorandum of Understanding.

(2)The parties shall inform one another mutually without delay about any changes which occur with respect to their addresses or communications systems.
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9.       APPLICABLE LAW AND JURISDICTION

(1)This Agreement and all obligations resulting therefrom, including possible damage compensation claims, shall be entirely subject to the laws of the Federal Republic of Germany.

(2)The exclusive place of jurisdiction for any disputes which may arise from this Agreement shall be Munich. The plaintiff shall also be entitled, moreover, to file a complaint with the competent courts for the registered office of the respondent.


Munich,                                              Augsburg,
February 25, 2000                                    February 25, 2000
         --                                                   --

[signature]                                          [signature]
blaxxun interactive AG                               Infomatec Media AG


Munich,
February __, 2000

[signature]
blaxxun interactive, Inc.